Exhibit 21


LIST OF SUBSIDIARIES

1.       Roadway Express, Inc., a Delaware corporation
2.       Roadway Express International, Inc., a Delaware corporation
3.       Roadway S.A. de C.V., a Mexican corporation
4.       Roadway Express, B.V., a Netherlands corporation
5.       Roadway Reverse Logistics, Inc., an Ohio corporation
6.       Transcontinental Lease S.A. de C.V., a Mexican corporation
7.       Reimer Express Lines Ltd., a Canadian corporation
8.       Roadway Funding, Inc., a Delaware corporation
9.       Roadway Next Day Corporation, a Pennsylvania
10.      New Penn motor Express, Inc., a Pennsylvania corporation
11.      Arnold Transportation Services, Inc. a Pennsylvania corporation
12.      Maris, Inc., a Delaware Corporation